Exhibit 10.08.2

AMENDMENT TO THE CITIGROUP EMPLOYEE INCENTIVE PLAN, AMENDED

AND RESTATED AS OF APRIL 17, 2001

Pursuant to approval by the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc., the Citigroup Employee Incentive Plan, amended and restated as of April 17, 2001, and as further amended effective as of October 17, 2006 (the “Plan”), is hereby amended, effective January 1, 2009, to read as follows:

I.

All awards that are outstanding under the Plan as of January 1, 2009 and which are subject to Section 409A of the Internal Revenue Code of 1986, as amended, shall operated in compliance with the terms of the Plan, as amended herein, notwithstanding anything to contrary in an applicable award agreement.

II.

The definition of “Subsidiary” in Section 2 of the Plan is hereby amended to read as follows:

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee in its sole discretion, provided that with respect to any Award that is subject to Section 409A of the Code, “Subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

III.

The penultimate sentence of Section 3(a) of the Plan is amended to read as follows:

The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Section 409A of the Code with respect to all Participants.

IV.

The Section 4(d) of the Plan is amended by adding a clause to the end thereof, which shall read as follows:

, subject to the limitations contained in Section 409A of the Code, if applicable.

V.

Section 8 of the Plan is hereby amended by adding a sentence to the end thereof, which shall read as follows:

Notwithstanding the foregoing, if the payment or crediting of dividends or dividend equivalents is in respect of an Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing.

VI.

Section 10 of the Plan is hereby amended by designating the first paragraph thereof as Subsection 10(a) and adding the following sentence to the end of such subsection, which shall read as follows:

Notwithstanding the forgoing, with respect to any Award subject to Section 409A of the Code, the Committee shall not take any action described in the preceding sentence unless it determines that such action will not result in any adverse tax consequences for any Participant under Section 409A of the Code.

VII.

Section 10 of the Plan is hereby amended by adding subsections (b) through (d), which shall read as follows:

(b) Specified Employees. Notwithstanding any provision of this Plan to the contrary, if a Participant is a “specified employee” (as defined in Section 409A of the Code) at the time of his or her “separation from service” (as defined in Section 409A of the Code), any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such separation from service shall be made on the date that is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death).

(c) Installment Payments. If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

(d) Payment Date. If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, in each case provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

VIII.

Section 12 of the Plan is hereby amended by adding the following sentence to the end of the flush sentence after Section 12(b), which shall read as follows:

Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, the effect of a Change of Control and what constitutes a Change of Control shall be set forth in the underlying Award programs and/or Award Agreements.

IX.

Section 19 of the Plan is hereby amended by adding the following sentence to the end thereof, which shall read as follows:

Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment or termination of the Plan or any such Award shall conform to the requirements of Section 409A of the Code.

X.

Section 22 of the Plan is hereby amended by adding the following subsections (d) and (e), which shall read as follows:

(d) Section 409A of the Code. To the extent that any Award granted under the Plan is subject to Section 409A of the Code, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(e) No Liability. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

XI.

No provision of this amendment is intended or shall be construed as authorizing future grants under the Plan.